Liquidation

As Of:	12/04/02		ROCK 2001-C1

Property ID	Borrower Name	Property Type	City	State	Sq Ft	Liquidation Proceeds - Current Period	Liquidation Proceeds - Total To Date	Liquidation Expenses - Current Period	Liquidation Expenses - Total To Date	Realized Losses - Current Period	Realized Losses - Total To Date	Comments

6,104,234.00	Pulaski Road Shopping Center	RT	Chicago	IL	123,001.00	8,214,384.70	8,214,384.70	491,734.99	491,734.99	3,712,189.75	3,712,189.75	Special Servicer negotiated/accepted discounted payoff. PAR has received funds from Lennar Partners, Inc. and is in the process of applying to the loan system.

Last Updated on 12/17/02
By KChristensen